Exhibit 99.1 - Earnings Release – Third fiscal quarter ended June 30, 2013.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports improved earnings for June quarter

DAVENPORT, Iowa (July 23, 2013) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, reported today that earnings(1) for its third fiscal quarter ended June 30, 2013, totaled 3 cents per diluted common share, compared with a loss of 3 cents a year ago. Excluding unusual matters, adjusted earnings per diluted common share(2) totaled 6 cents, compared with 3 cents a year ago.

“Continued digital growth and cost reduction again resulted in strong, and improving, cash flow and operating income, enabling even faster debt reduction,” said Mary Junck, Lee chairman and chief executive officer. “Looking ahead, we see many more digital opportunities, especially in subscription revenue, mobile advertising and digital marketing services.”

She also noted:

•	Total digital revenue for the quarter, including advertising, subscriptions and all digital businesses, totaled $19.9 million, an increase of 4.9% from a year ago.

•	Mobile advertising revenue increased 89.2% over a year ago, to $1.5 million.

•	Preprinted advertising revenue continues to grow, up 1.7% for the quarter compared with a year ago.

•
Lee expects 2013 full year operating expenses, excluding depreciation, amortization and unusual matters, to decrease 4.5-5.5% from their 2012 level, improved 1% from previous guidance of a decrease of 3.5-4.5%.

•	Interest expense decreased 10.1% for the quarter compared with the prior year quarter as a result of overall debt reduction and refinancing of the Pulitzer Notes in May 2013.

•	Debt reduction in the quarter totaled $19.5 million. Since completion of refinancing in January 2012, debt has been reduced $122 million to $873.5 million.

THIRD QUARTER OPERATING RESULTS(3)

Operating revenue for the 13 weeks ended June 30, 2013 totaled $167.0 million, a decrease of 2.8% compared with a year ago. Combined print and digital advertising and marketing services revenue decreased 5.7% to $113.6 million, with retail advertising down 4.2%, classified down 8.4% and national down 14.9%. Combined print and digital classified employment revenue decreased 11.1%, while automotive decreased 11.8%, real estate decreased 2.5% and other classified decreased 6.2%. Digital advertising and marketing services revenue on a stand-alone basis decreased 0.2% to $16.9 million. Print advertising and marketing services revenue on a stand-alone basis decreased 6.7%. Subscription revenue increased 3.5%.

Operating expenses, excluding depreciation, amortization and unusual matters, decreased 4.1%. Compensation decreased 8.3%, with the average number of full-time equivalent employees down 8.4%.

Newsprint and ink expense decreased 15.3%, primarily a result of a reduction in newsprint volume of 11.9%. Other operating expenses increased 4.2%.

Operating cash flow(4) increased 5.6% from a year ago to $39.8 million. Operating cash flow margin(4) increased to 23.8% from 21.9% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income increased 16.1% to $26.9 million in the current year quarter, compared with $23.2 million a year ago. Non-operating expenses, primarily interest expense and debt financing costs, decreased 11.0%, due to lower debt balances and refinancing of the Pulitzer Notes. Adjustments to deferred income taxes increased income tax expense approximately $1 million in the quarter, resulting in a high effective tax rate. The adjustments were made to maximize available fiscal 2012 tax loss carrybacks and also to reflect current expectations related to the company's income tax attributes. Income attributable to Lee Enterprises, Incorporated for the quarter totaled $1.8 million, compared with a loss of $1.5 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from unusual matters on income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	June 30 2013		June 24 2012
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income (loss) attributable to Lee Enterprises, Incorporated, as reported	1,795	0.03	(1,473)	(0.03)
Adjustments:
Debt financing and reorganization costs	468		(208)
Amortization of debt present value adjustment	1,216		1,387
Other, net	544		2,975
	2,228		4,154
Income tax effect of adjustments, net	(763)		(1,454)
	1,465	0.03	2,700	0.05
Unusual matters related to discontinued operations	—	—	272	0.01
Income attributable to Lee Enterprises, Incorporated, as adjusted	3,260	0.06	1,499	0.03

YEAR TO DATE OPERATING RESULTS(3)

Operating revenue for the 39 weeks ended June 30, 2013, totaled $512.3 million, a decrease of 2.9% compared with a year ago. Combined print and digital advertising and marketing services revenue decreased 5.6% to $349.3 million, with retail advertising down 3.6%, classified down 7.7% and national down 20.5%. Combined print and digital classified employment revenue decreased 7.9%, while automotive decreased 10.4%, real estate decreased 8.4% and other classified decreased 5.2%. Digital advertising and marketing services revenue on a stand-alone basis increased 1.9% to $49.1 million. Print advertising and marketing services revenue on a stand-alone basis decreased 6.9%. Subscription revenue increased 3.6%.

Operating expenses, excluding depreciation, amortization and unusual matters, decreased 3.7%. Compensation decreased 6.4%, with the average number of full-time equivalent employees down 8.4%. Newsprint and ink expense decreased 13.6%, a result of a reduction in newsprint volume of 11.7%. Other operating expenses increased 2.4%.

Operating cash flow(4) increased 0.3% from a year ago to $123.2 million. Operating cash flow margin increased to 24.1% from 23.3% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income increased 7.6% to

$85.1 million in the current year, compared with $79.1 million a year ago. Non-operating expenses increased 1.8% due to higher overall interest rates on debt, partially offset by lower debt balances, the refinancing of the Pulitzer Notes and a $6.9 million gain on sale of an investment. The Company recognized $37.6 million of reorganization costs in the prior year. Loss from discontinued operations, net of income taxes totaled $1.2 million in the current year compared to $0.6 million a year ago. Income attributable to Lee Enterprises, Incorporated totaled $10.4 million, compared to a loss of $13.5 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

The following table summarizes the impact from unusual matters on income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per diluted common share. Per share amounts may not add due to rounding.

			39 Weeks Ended
	June 30 2013		June 24 2012
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income (loss) attributable to Lee Enterprises, Incorporated, as reported	10,372	0.20	(13,544)	(0.28)
Adjustments:
Debt financing and reorganization costs	557		40,397
Amortization of debt present value adjustment	3,932		2,557
Gain on sale of investment, net	(6,909)		—
Other, net	2,170		3,717
	(250)		46,671
Income tax effect of adjustments, net	102		(16,457)
	(148)	—	30,214	0.62
Unusual matters related to discontinued operations	1,014	0.02	345	0.01
Income attributable to Lee Enterprises, Incorporated, as adjusted	11,238	0.22	17,015	0.35

DEBT AND FREE CASH FLOW(5)

Debt was reduced $19.5 million in the quarter, $72.4 million for the year to date and $82.5 million in the last 12 months. At June 30, 2013, the principal amount of debt totaled $873.5 million, approximately $20 million under the amount projected in Lee's plan of reorganization for September 2014. Free cash flow increased to $18.6 million for the quarter compared with $7.3 million a year ago due to lower interest expense in the current year quarter and reorganization costs in the prior year. Free cash flow in the 53 weeks ended June 30, 2013 totaled $74.5 million. Liquidity at the end of the quarter totaled $41.6 million, compared to required debt principal payments of $16.8 million in the next 12 months.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have circulation of 1.2 million daily and 1.4 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 20.8 million unique visitors in June 2013. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse conditions in certain aspects of the economy affecting our business, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

LEE ENTERPRISES, INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			39 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	June 30 2013	June 24 2012	Percent Change	June 30 2013	June 24 2012	Percent Change

Operating revenue:
Retail	70,944	74,049	(4.2)	221,107	229,323	(3.6)
Classified:
Employment	8,824	9,929	(11.1)	25,165	27,309	(7.9)
Automotive	8,417	9,540	(11.8)	26,039	29,047	(10.4)
Real estate	4,864	4,990	(2.5)	13,941	15,215	(8.4)
All other	12,491	13,320	(6.2)	35,634	37,594	(5.2)
Total classified	34,596	37,779	(8.4)	100,779	109,165	(7.7)
National	4,997	5,874	(14.9)	18,373	23,125	(20.5)
Niche publications and other	3,099	2,844	9.0	9,086	8,650	5.0
Total advertising and marketing services revenue	113,636	120,546	(5.7)	349,345	370,263	(5.6)
Subscription	43,583	42,098	3.5	133,609	128,909	3.6
Commercial printing	3,258	3,368	(3.3)	9,681	9,390	3.1
Digital services and other	6,542	5,733	14.1	19,642	18,915	3.8
Total operating revenue	167,019	171,745	(2.8)	512,277	527,477	(2.9)
Operating expenses:
Compensation	62,340	67,975	(8.3)	192,505	205,738	(6.4)
Newsprint and ink	10,471	12,366	(15.3)	33,357	38,600	(13.6)
Other operating expenses	53,461	51,317	4.2	160,929	157,138	2.4
Workforce adjustments	945	2,404	(60.7)	2,260	3,171	(28.7)
	127,217	134,062	(5.1)	389,051	404,647	(3.9)
Operating cash flow	39,802	37,683	5.6	123,226	122,830	0.3
Depreciation	5,215	5,811	(10.3)	16,146	17,755	(9.1)
Amortization	9,542	10,438	(8.6)	28,635	31,982	(10.5)
Equity in earnings of associated companies	1,893	1,762	7.4	6,671	6,003	11.1
Operating income	26,938	23,196	16.1	85,116	79,096	7.6

CONSOLIDATED STATEMENTS OF OPERATIONS, continued

	13 Weeks Ended			39 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	June 30 2013	June 24 2012	Percent Change	June 30 2013	June 24 2012	Percent Change

Non-operating income (expense):
Financial income	134	3	NM	219	113	93.8
Interest expense	(21,991)	(24,468)	(10.1)	(68,390)	(57,533)	18.9
Debt financing costs	(468)	(42)	NM	(557)	(2,780)	(80.0)
Other, net	520	—	NM	7,466	—	NM
	(21,805)	(24,507)	(11.0)	(61,262)	(60,200)	1.8
Income (loss) before reorganization costs and income taxes	5,133	(1,311)	NM	23,854	18,896	26.2
Reorganization costs	—	(250)	NM	—	37,617	NM
Income (loss) before income taxes	5,133	(1,061)	NM	23,854	(18,721)	NM
Income tax expense (benefit)	3,165	(119)	NM	11,805	(6,002)	NM
Income (loss) from continuing operations	1,968	(942)	NM	12,049	(12,719)	NM
Discontinued operations, net of income taxes	—	(412)	NM	(1,247)	(553)	NM
Net income (loss)	1,968	(1,354)	NM	10,802	(13,272)	NM
Net income attributable to non-controlling interests	(173)	(119)	45.4	(430)	(272)	58.1
Income (loss) attributable to Lee Enterprises, Incorporated	1,795	(1,473)	NM	10,372	(13,544)	NM

Income (loss) from continuing operations attributable to Lee Enterprises, Incorporated	1,795	(1,061)	NM	11,619	(12,991)	NM

Earnings (loss) per common share:
Basic:
Continuing operations	0.03	(0.02)	NM	0.22	(0.27)	NM
Discontinued operations	—	(0.01)	NM	(0.02)	(0.01)	NM
	0.03	(0.03)	NM	0.20	(0.28)	NM

Diluted:
Continuing operations	0.03	(0.02)	NM	0.22	(0.27)	NM
Discontinued operations	—	(0.01)	NM	(0.02)	(0.01)	NM
	0.03	(0.03)	NM	0.20	(0.28)	NM

Average common shares:
Basic	51,825	51,731		51,805	48,733
Diluted	52,038	51,731		51,912	48,733

FREE CASH FLOW FROM CONTINUING OPERATIONS

	13 Weeks Ended		39 Weeks Ended		53 Weeks Ended
(Thousands of Dollars)	June 30 2013	June 24 2012	June 30 2013	June 24 2012	June 30 2013

Operating income	26,938	23,196	85,116	79,096	109,441
Depreciation and amortization	14,912	16,430	45,297	50,279	60,880
Impairment of goodwill and other assets	—	—	—	—	1,388
Stock compensation	371	304	1,101	792	1,376
Financial income	134	3	219	113	342
Cash interest expense	(20,775)	(23,082)	(64,141)	(54,975)	(87,454)
Debt financing and reorganization costs paid	(658)	(7,771)	(698)	(31,226)	(1,772)
Cash income tax benefit (paid)	(27)	(4)	(360)	(128)	908
Non-controlling interests	(173)	(119)	(430)	(272)	(557)
Capital expenditures	(2,141)	(1,650)	(6,835)	(4,613)	(10,065)
Total	18,581	7,307	59,269	39,066	74,487

REVENUE BY REGION

	13 Weeks Ended			39 Weeks Ended
(Thousands of Dollars)	June 30 2013	June 24 2012	Percent Change	June 30 2013	June 24 2012	Percent Change

Midwest	105,858	109,014	(2.9)	322,468	333,126	(3.2)
Mountain West	33,510	34,668	(3.3)	101,179	104,506	(3.2)
West	11,273	12,085	(6.7)	34,050	36,173	(5.9)
East/Other	16,378	15,978	2.5	54,580	53,672	1.7
Total	167,019	171,745	(2.8)	512,277	527,477	(2.9)

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	June 30 2013	June 24 2012

Cash	11,630	19,176
Debt (Principal Amount)	873,500	956,000

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			39 Weeks Ended
	June 30 2013	June 24 2012	Percent Change	June 30 2013	June 24 2012	Percent Change

Capital expenditures (Thousands of Dollars)	2,141	1,650	29.8	6,835	4,613	48.2
Newsprint volume (Tonnes)	16,353	18,572	(11.9)	50,226	56,883	(11.7)
Average full-time equivalent employees	4,678	5,109	(8.4)	4,787	5,226	(8.4)
Shares outstanding (Thousands of Shares)				52,389	51,791	1.2

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for more definitive information.

(2)
Adjusted income (loss) and adjusted earnings (loss) per common share, which are defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature, are non-GAAP (Generally Accepted Accounting Principles) financial measures. Reconciliations of adjusted income (loss) and adjusted earnings (loss) per common share to income (loss) attributable to Lee Enterprises, Incorporated, and earnings (loss) per common share are included in tables accompanying this release.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The Company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(3)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior period has been adjusted for comparative purposes, and the reclassifications have no impact on earnings.

Results of North County Times operations and The Garden Island operations have been reclassified as discontinued operations for all periods presented.

(4)
Operating cash flow, which is defined as operating income (loss) before depreciation, amortization, impairment charges, curtailment gains and equity in earnings of associated companies, and operating cash flow margin (operating cash flow divided by operating revenue) are non-GAAP financial measures. See (2) above. Reconciliations of operating cash flow to operating income (loss), the most directly comparable GAAP measure, are included in a table accompanying this release.

(5)
Free cash flow from continuing operations, which is defined as operating income (loss), plus depreciation and amortization, impairment charges, stock compensation, financial income and cash income tax benefit, minus curtailment gains, financial expense (exclusive of non-cash amortization and accretion), cash income taxes, capital expenditures and minority interest, is a non-GAAP financial measure. See (2) above. Reconciliations of free cash flow from continuing operations to operating income (loss), the most directly comparable GAAP measure, are included in a table accompanying this release. Changes in working capital, asset sales and discontinued operations are excluded.